UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2016

Merrimack Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35409	04-3210530
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square, Suite B7201 Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 441-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 8, 2016, the Organization and Compensation Committee (the “Committee”) of the Board of Directors of Merrimack Pharmaceuticals, Inc. (the “Company”) took the following actions regarding the compensation of the executive officers of the Company listed below:

1. Approved 2015 annual cash bonus awards pursuant to the Company’s annual cash bonus program, as set forth below:

Name	2015 Base Salary	Bonus Percentage Range	Target Cash Bonus	2015 Actual Cash Bonus		Actual Bonus as % of Salary
Robert J. Mulroy President and Chief Executive Officer	$570,180	0-50%	$285,090	$176,756	(1)	31%
Yasir B. Al-Wakeel Chief Financial Officer and Head of Corporate Development	$370,000	0-35%	$129,500	$129,500	(2)	35%
Peter N. Laivins Head of Development	$314,815	0-35%	$110,185	$110,185	(2)	35%
William M. McClements Head of Corporate Operations	$371,382	0-35%	$129,984	$129,984	(2)	35%

(1)	Established based on a determination that the corporate objectives had been achieved at a level of 60%, the individual objectives had been achieved at a level of 60% and the general management contribution had been achieved at a level of 66.7%.
(2)	Established based on a determination that the corporate objective, individual objective and general management contribution elements had been substantially satisfied as a whole.

In addition, the Committee awarded William A. Sullivan, the Company’s Principal Accounting Officer and Treasurer, and former Chief Financial Officer, a cash bonus of $108,643 for 2015.

2. Established 2016 base salaries, effective April 1, 2016, as set forth below:

Name	2016 Base Salary
Robert J. Mulroy	$598,689
Yasir B. Al-Wakeel	$370,000
Peter N. Laivins	$333,704
William M. McClements	$386,237

3. Approved the annual performance-based cash bonus program for 2016 (the “2016 Bonus Program”). The 2016 Bonus Program is comprised of the following three elements: (1) the achievement of specified annual corporate objectives; (2) the achievement of specified annual individual performance objectives; and (3) the support of the overall management of the Company and the creation of long-term value for the Company’s stockholders, which are referred to as the general management contribution.

The corporate objectives for 2016 generally focus on ensuring a successful launch of ONIVYDE®, advancing the Company’s clinical and preclinical pipeline and pursuing various corporate development opportunities.

The individual performance objectives for 2016 generally relate to the following:

•	for Robert J. Mulroy, advancing the Company’s corporate objectives, strengthening the Company’s investor base and setting up the Company for growth as a commercial organization;

•	for Yasir B. Al-Wakeel, ensuring adequate funding for the Company, pursuing various corporate development opportunities and strengthening the Company’s investor base;

•	for Peter N. Laivins, advancing the Company’s last-stage clinical trials, including in additional indications for ONIVYDE; and

•	for William M. McClements, developing the organizational capabilities and infrastructure necessary to support the Company’s continued growth as a commercial organization.

The general management contribution of each executive officer will be evaluated retrospectively and will broadly focus on overall contributions during the year to the improvement of processes and efficiency, the development of human and scientific capacity and the development and management of stakeholders, including partners, collaborators, investigators, stockholders and licensees, rather than on specific, pre-determined criteria.

Each executive officer is eligible to receive an annual cash bonus under the 2016 Bonus Program up to a fixed percentage of his base salary. For 2016, Mr. Mulroy is eligible to receive an annual cash bonus of up to 50% of his 2016 base salary and each of Dr. Al-Wakeel, Mr. Laivins and Mr. McClements is eligible to receive an annual cash bonus of up to 35% of his respective 2016 base salary.

For Mr. Mulroy, the Committee will weigh each of the three foregoing elements equally when determining the percentage of the annual cash bonus that he will receive.

For each of Dr. Al-Wakeel, Mr. Laivins and Mr. McClements, the Committee will look at the three foregoing elements as a whole. If the Committee determines that the executive officer has substantially satisfied the elements as a whole, then the executive officer will receive his full annual cash bonus. On the other hand, if the Committee determines that the executive officer has not substantially satisfied the elements as a whole, then the executive officer will not receive an annual cash bonus.

Notwithstanding the foregoing, the Committee has the authority to, in its sole discretion, adjust the bonus percentage in connection with its review of the executive officer’s performance and to modify the amount of the annual cash bonus above or below the amount calculated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRIMACK PHARMACEUTICALS, INC.

Date: February 12, 2016	By:	/s/ Jeffrey A. Munsie
Jeffrey A. Munsie General Counsel